SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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BILL BARRETT CORPORATION

(Name of Registrant as Specified In Its Charter)

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BILL BARRETT CORPORATION

1099 18th Street, Suite 2300

Denver, Colorado 80202

(303) 293-9100

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

to be held May 17, 2006

The 2005 annual meeting of stockholders of Bill Barrett Corporation will be held on May 17, 2006 at 9:30 a.m. (Denver time) at The Westin Tabor Center Hotel, 1672 Lawrence Street, Denver, Colorado 80202, for the following purposes:

1.	To elect three Class II directors to our Board of Directors to hold office until the annual meeting of stockholders to be held in the year 2009 and thereafter until their successors are duly elected and have qualified;

2.	To ratify the appointment of Deloitte & Touche LLP as independent auditors for the year ending December 31, 2006; and

3.	To transact any other business that properly may come before the meeting and any adjournment or postponement thereof.

Only the stockholders of record as shown on our transfer books at the close of business on April 3, 2006 are entitled to notice of, and to vote at, the stockholders meeting and any adjournment or postponement of the meeting.

Your vote is important. Regardless of whether you expect to attend the meeting in person, please vote by completing, dating, signing and returning promptly the enclosed proxy card in the accompanying envelope (which requires no postage if mailed in the United States) in accordance with the instructions on the proxy card. You may revoke your proxy at any time before it is exercised by delivering written notice of revocation to us, by substituting a new proxy executed at a later date, or by requesting, in person at the stockholders meeting, that the proxy be returned.

ALL STOCKHOLDERS ARE EXTENDED A CORDIAL INVITATION TO ATTEND THE STOCKHOLDER MEETING.

By the Board of Directors

Francis B. Barron
Secretary

Denver, Colorado

April 13, 2006

PROXY STATEMENT

BILL BARRETT CORPORATION

1099 18th Street, Suite 2300

Denver, Colorado 80202

(303) 293-9100

ANNUAL MEETING OF STOCKHOLDERS

to be held

May 17, 2006

This proxy statement is provided in connection with the solicitation of proxies by the Board of Directors of Bill Barrett Corporation, a Delaware corporation, to be voted at the annual meeting of stockholders of the Company to be held at 9:30 a.m. (Denver time) on May 17, 2006 at The Westin Tabor Center Hotel, 1672 Lawrence Street, Denver, Colorado 80202, or at any adjournment or postponement of the meeting. We anticipate that this proxy statement and the accompanying form of proxy will be first mailed or given to stockholders on or about April 13, 2006.

The shares represented by all proxies that are properly executed and submitted will be voted at the meeting in accordance with the instructions indicated on the proxies. Unless otherwise directed, the shares represented by proxies will be voted for each of the proposals described in this proxy statement. Shares of common stock in the name of brokers that are not voted are treated as not present at the Annual Meeting. Votes at the Annual Meeting of Stockholders are counted by the Inspector of Election appointed by the chairman of the meeting.

A stockholder giving a proxy may revoke it at any time before it is exercised by delivering written notice of revocation to us, by substituting a new proxy executed at a later date, or by requesting, in person at the annual meeting, that the proxy be returned.

Only holders of common stock of record as of the close of business on April 3, 2006 will be entitled to vote at the meeting. As of the close of business on April 3, 2006, there were outstanding 43,859,895 shares of common stock entitled to vote at the meeting, with each share of common stock entitling the holder of record on such date to one vote.

The solicitation of proxies is to be made principally by mail. Following the original solicitation, however, further solicitations may be made by telephone or oral communication with stockholders. Our officers, directors and employees may solicit proxies, but without compensation for such solicitation other than their regular compensation as our employees. Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to beneficial owners of the shares held of record by those persons. We may reimburse those persons for reasonable out-of-pocket expenses incurred by them in so doing. All expenses involved in preparing, assembling and mailing this proxy statement and the enclosed material will be paid by us. A majority of the issued and outstanding shares of common stock entitled to vote, represented either in person or by proxy, constitutes a quorum at any meeting of the stockholders.

Unless the context indicates otherwise, the terms “us,” “we,” or the “Company” shall be used in the proxy statement to include Bill Barrett Corporation and all its subsidiaries that existed during the period of reference.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Our Certificate of Incorporation provides that our Board of Directors is divided into three classes, designated Class I, Class II and Class III. Directors from each class are elected once every three years for a three-year term. Fredrick J. Barrett, Henry Cornell and Michael Wiley currently serve as the Class I directors until the annual meeting to be held in 2008, James M. Fitzgibbons, Jeffrey A. Harris and Randy Stein serve as the Class II directors until the annual meeting to be held on May 17, 2006, and William J. Barrett, Roger L. Jarvis and Philippe S. E. Schreiber serve as the Class III directors until the annual meeting to be held in 2007. Mr. William J. Barrett has informed the Company that he will retire as an employee and director of the Company following the annual meeting on May 17, 2006. Henry Cornell also informed the Company that he will resign as a director of the Company following the annual meeting on May 17, 2006. The Nominating and Corporate Governance Committee of the Board of Directors is considering potential nominees to serve in Mr. Barrett’s and Mr. Cornell’s places as directors following their respective retirement and resignation. The Company would like to thank Mr. Barrett and Mr. Cornell for their service to the Company.

On behalf of the Board of Directors, the Nominating and Corporate Governance Committee of the Board of Directors has nominated Messrs. James M. Fitzgibbons, Jeffrey A. Harris and Randy Stein for election to the Board as Class II directors. The Board of Directors recommends that each of Messrs. James M. Fitzgibbons, Jeffrey A. Harris and Randy Stein be re-elected to the Board of Directors to serve as the Class II directors, to hold office until the 2009 annual meeting of stockholders and until their successors are elected and have qualified.

Assuming the presence of a quorum, the affirmative vote of a plurality of the shares voted at the meeting is required to elect each director. Cumulative voting is not permitted in the election of directors. Consequently, each stockholder is entitled to one vote for each share of common stock held in the stockholder’s name on each matter. In the absence of instructions to the contrary, the persons named in the accompanying proxy shall vote the shares represented by that proxy for each of Messrs. James M. Fitzgibbons, Jeffrey A. Harris and Randy Stein as the Class II directors. For purposes of the election of directors, abstentions will not be counted as votes cast and will have no effect on the result of the vote, although they will count towards the presence of a quorum.

Each of the nominees named above has consented to be named in this proxy statement as a nominee for director and to serve on the Board of Directors if elected. It is not anticipated that any of the nominees will become unable or unwilling to accept nomination or election, but, if that should occur, the persons named in the proxy intend to vote for the election of such other person or persons as the Board of Directors or Nominating and Corporate Governance Committee may recommend.

The Board of Directors recommends that the stockholders vote FOR the election of each of Messrs. James M. Fitzgibbons, Jeffrey A. Harris and Randy Stein as the Class II directors.

DIRECTORS AND EXECUTIVE OFFICERS

Directors And Executive Officers

Set forth in the following table are the names of our directors and executive officers, their respective positions and ages, and the year in which each director was initially elected as a director of the Company. Each director has been elected for a three-year term until the corresponding annual meeting of stockholders and thereafter until his successor is elected and has qualified. As a result, approximately one-third of the director positions will be elected at each annual meeting of stockholders. Additional information concerning each of these individuals follows the table.

Name	Age	Position	Year First Elected As Director
Fredrick J. Barrett(1)	45	Chief Executive Officer, Chairman of the Board, President and Director	2002
William J. Barrett(1)	77	Director	2002
Thomas B. Tyree, Jr	45	Chief Financial Officer	—
Robert W. Howard	51	Executive Vice President—Finance and Investor Relations, and Treasurer	—
Francis B. Barron	43	Senior Vice President—General Counsel and Secretary	—
Dominic J. Bazile II	47	Senior Vice President—Operations and Engineering	—
Terry R. Barrett(1)	46	Senior Vice President—Exploration, Northern Division	—
Kurt M. Reinecke	47	Senior Vice President—Exploration, Southern Division	—
Wilfred R. Roux	48	Senior Vice President—Geophysics	—
Huntington T. Walker	50	Senior Vice President—Land	—
Lynn Boone Henry	46	Vice President—Reservoir Engineering	—
Duane J. Zavadil	46	Vice President—Government and Regulatory Affairs	—
Kevin M. Finnegan	46	Vice President—Information Systems	—
Henry Cornell(2)	50	Director	2002
James M. Fitzgibbons(3)(4)	71	Director	2004
Jeffrey A. Harris(2)(4)	50	Director	2002
Roger L. Jarvis(2)(4)	52	Director	2002
Philippe S. E. Schreiber(3)(4)	65	Director	2002
Randy Stein(3)	52	Director	2004
Michael E. Wiley	55	Director	2005

(1)	Each of William J. Barrett and Fredrick J. Barrett may be deemed to be a promoter and founder of the Company due to his initiative in organizing the Company. William J. Barrett is the father of Fredrick J. Barrett and Terry R. Barrett.
(2)	Member of the Nominating and Corporate Governance Committee.
(3)	Member of the Audit Committee.
(4)	Member of the Compensation Committee.

Executive Officers and Other Key Employees

Fredrick J. Barrett. Mr. Barrett has served as our President and a Director since our inception in January 2002 and as our Chief Executive Officer and Chairman of the Board since March 1, 2006. Mr. Barrett served as our Chief Operating Officer from June 2005 through February 2006. Mr. Barrett served as senior geologist of

Barrett Resources Corporation (“Barrett Resources”) and its successor in the Rocky Mountain Region from 1997 through 2001, and as geologist from 1989 to 1996. From 1987 to 1989, Mr. Barrett was a partner in Terred Oil Company, a private oil and gas partnership providing geologic services for the Rocky Mountain Region. From 1983 to 1987, Mr. Barrett worked as a project and field geologist for Barrett Resources.

William J. Barrett. Mr. Barrett has served as a Director since our inception in January 2002. Mr. Barrett served as our Chairman of the Board and Chief Executive Officer from inception through February 2006. Mr. Barrett founded Barrett Resources, which was acquired in August 2001 by The Williams Companies. Mr. Barrett served as the Chief Executive Officer of Barrett Resources from December 1983 until November 18, 1999, except for the period from July 1, 1997 through March 23, 1998. He also served Barrett Resources as Chairman of the Board from September 1994 until March 2000, and as President from December 1983 until September 1994. From March 2000 until November 2001, Mr. Barrett was retired. From November 2001 until the formation of the Company in January 2002, Mr. Barrett consulted on the establishment of the Company and its planned activities. Prior to 1983, Mr. Barrett held various positions with several other oil and gas companies. Mr. Barrett has informed the Company that he intends to retire as an employee and director on May 17, 2006.

Thomas B. Tyree, Jr. Mr. Tyree has served as our Chief Financial Officer since February 2003. From August 1989 until January 2003, Mr. Tyree was employed by Goldman, Sachs & Co., most recently as a Managing Director in the Investment Banking Division, working with oil and gas companies. From 1983 to 1987, Mr. Tyree was employed by Bankers Trust Company as an Associate in corporate finance.

Robert W. Howard. Mr. Howard has served as our Executive Vice President—Finance and Investor Relations since January 2004 and as our Treasurer since our inception in January 2002. From February 2003 until January 2004, Mr. Howard served as our Executive Vice President—Finance and Accounting. From January 2002 until February 2003, Mr. Howard served as our Chief Financial Officer; from our inception in January 2002 until February 2004, Mr. Howard served as our Secretary; and from January 2002 until March 2002 he served as a Director of the Company. From August 2001 until December 2001, Mr. Howard served as Vice President—Finance and Administration and a director of AEC Oil & Gas (USA) Inc., an indirect subsidiary of Alberta Energy Company, Ltd., an oil and gas exploration and development company that subsequently was acquired by EnCana Corporation. Mr. Howard served as Senior Vice President—Investor Relations and Corporate Development of Barrett Resources from February 1999 until August 2001. Mr. Howard previously served as Barrett Resource’s Senior Vice President beginning in March 1992 and as Treasurer beginning in March 1986.

Dominic J. Bazile II. Mr. Bazile has served as Senior Vice President—Operations and Engineering since May 2003 and previously served as our Vice President of Operations beginning in February 2002. Prior to joining us, Mr. Bazile was employed by Barrett Resources and its successor from July 1995 until January 2002, including serving as Drilling Manager.

Francis B. Barron. Mr. Barron has served as Senior Vice President—General Counsel and Secretary since March 2004. Mr. Barron was a partner at the Denver, Colorado office of Patton Boggs LLP from February 1999 until February 2004, practicing corporate, securities and general business law. Prior to February 1999, Mr. Barron was a partner of and served as an associate at Bearman Talesnick & Clowdus Professional Corporation, a Denver law firm. Mr. Barron’s clients included publicly-traded oil and gas companies.

Terry R. Barrett. Mr. Barrett has served as Senior Vice President—Exploration, Northern Division since March 1, 2006 and previously served as Vice President—Exploration, Northern Division from our inception in January 2002 through February 2006. From 1989 to 2001, Mr. Barrett served as Senior Geologist or Project Geologist in numerous Rocky Mountain basins for Barrett Resources Corporation, prior to the acquisition of that company by The Williams Companies. He served as Senior Geologist for approximately five months with The Williams Companies from August through December 2001. From 1987 to 1989, Mr. Barrett was a general partner in Terred Oil Company, a private oil and gas partnership providing geologic services for the Rocky Mountain Region. From 1983 to 1987, Mr. Barrett worked as a contract project and field geologist for Barrett Resources.

Kurt M. Reinecke. Mr. Reinecke has served as Senior Vice President—Exploration, Southern Division since March 1, 2006 and previously served as Vice President—Exploration, Southern Division from our inception in January 2002 through February 2006. From 1985 to 2001, Mr. Reinecke served as a Senior Exploration Geologist or Operations Geologist in numerous Rocky Mountain and Mid-Continent basins for Barrett Resources Corporation, prior to the acquisition of that company by The Williams Companies.

Wilfred R. (Roy) Roux. Mr. Roux has served as Senior Vice President—Geophysics since March 1, 2006 and previously served as Vice President—Geophysics from February 2002 through February 2006. Prior to joining us, Mr. Roux was employed by Barrett Resources and The Williams Companies from July 1995 until January 2002, including as Senior Geoscientist and Senior Geophysicist. Mr. Roux’s responsibilities with us include overseeing our implementation and use of technology and geophysical data.

Huntington T. Walker. Mr. Walker has served as Senior Vice President—Land since March 1, 2006 and previously served as Vice President—Land from our inception in January 2002 through February 2006. From June 1981 through December 2001, Mr. Walker was self employed in the oil and gas industry as an independent landman performing consulting work for various clients, including Barrett Resources, and investing in oil and gas properties for his own account. From May 1979 through June 1981, Mr. Walker was employed by Hunt Energy Corporation in its Denver office.

Lynn Boone Henry. Ms. Henry has served as Vice President—Reservoir Engineering since January 2004. From October 2003 until January 2004, Ms. Henry served as our Reservoir Engineering Manager. From January 2003 until October 2003, Ms. Henry served as the Senior Reservoir Engineer for our Wind River Basin team. From January 2002 until joining the Company in January 2003, Ms. Henry was an independent consultant on reservoir engineering projects for various Rocky Mountain exploration and production companies. From 1998 until 2002, Ms. Henry served as a Reserves Manager and Project Manager for Cody Energy, LLC in Denver.

Duane J. Zavadil. Mr. Zavadil has served as Vice President—Government and Regulatory Affairs since January 2005. From the time that he joined the Company in July 2002 until January 2005, Mr. Zavadil served as our Government and Regulatory Affairs Manager. From 1994 until July 2002, Mr. Zavadil served as the Environmental, Health and Safety Manager with Barrett Resources Corporation and its successor, The Williams Companies. Mr. Zavadil was a consultant providing environmental and regulatory services to the oil and gas industry from 1984 through 1994.

Kevin Finnegan. Mr. Finnegan has served as our Vice President—Information Systems since March 1, 2006. He previously served as our Director of Information Systems from July 2002 through February 2006. Mr. Finnegan served as IT Project Manager and IT Network Manager for AT&T Wireless Services Corporation from September 1996 until July 2002, and previously served as the IT Network and Telecommunications Administrator for Barrett Resources and as Electronic System—Test Engineer and Technician for Martin Marietta Corporation.

Outside Directors

Henry Cornell. Mr. Cornell has been a director of the Company since 2002. Mr. Cornell is a Managing Director in the Principal Investment Area of Goldman, Sachs & Co., which he joined in 1984. He is a member of the Investment Committee of the Principal Investment Area of Goldman, Sachs & Co. Mr. Cornell also serves on the Board of Directors of Ping An Insurance Company of China and National Golf Properties LLC. Mr. Cornell has informed the Company that he intends to resign as a director on May 17, 2006.

James M. Fitzgibbons. Mr. Fitzgibbons has been a director since July 2004. Mr. Fitzgibbons also has served as a Director/Trustee of Dreyfus Laurel Funds, a series of mutual funds, since 1994. From January 1998 until 2001, Mr. Fitzgibbons served as Chairman of the Board of Davidson Cotton Company. From January 1994 until it was sold in August 2001, Mr. Fitzgibbons served as a director of Barrett Resources, for which he also served as a director from July 1987 until October 1992. From October 1990 through December 1997, Mr. Fitzgibbons was Chairman of the Board and Chief Executive Officer of Fieldcrest Cannon, Inc.

Jeffrey A. Harris. Mr. Harris has been a Director of the Company since 2002. Mr. Harris has served since 1998 as a Managing Director of Warburg Pincus LLC, which he joined in 1983. Mr. Harris’ responsibilities include involvement in investments in energy, technology and other industries. Mr. Harris is a director of Knoll, Inc., Nuance Communications, Inc. as well as several private companies.

Roger L. Jarvis. Mr. Jarvis has been a Director of the Company since 2002. Mr. Jarvis served as President, Chief Executive Officer and Director of Spinnaker Exploration Company from 1996 until December 2005 and as Chairman of the Board of Spinnaker from 1998 until December 2005, when Spinnaker was acquired by Norsk Hydro ASA. From 1986 to 1994, Mr. Jarvis served in various capacities with King Ranch Inc. and its subsidiary, King Ranch Oil and Gas, Inc., including Chief Executive Officer, President and Director of King Ranch Inc. and Chief Executive Officer and President of King Ranch Oil and Gas, Inc., where he expanded its activities in the Gulf of Mexico. Mr. Jarvis has served as a director of National-Oilwell Varco, Inc. since 2002.

Philippe S.E. Schreiber. Mr. Schreiber has been a Director of the Company since February 2002. Mr. Schreiber is an independent lawyer and business consultant. Mr. Schreiber served as a director of Barrett Resources from 1985 until 2001. From August 1985 through December 1998, he was a partner of, or of counsel to, the law firm of Walter, Conston, Alexander & Green, P.C. in New York, New York. Since 1991, Mr. Schreiber has served as a director of the United States principal affiliate of The Mayflower Corporation plc (in Administration), which was a publicly-listed company in the United Kingdom until it filed for creditor protection in April 2004. The United States affiliated companies of The Mayflower Corporation plc (in Administration) are not subject to any bankruptcy or creditor protection proceedings and Mr. Schreiber has not served as an officer or director of The Mayflower Corporation plc (in Administration). Mr. Schreiber also has served since February 2005 as a director of Capital Energy Limited, an English company that intends to invest in U.S. oil and gas prospects, and since January 2006 as a director and officer of its CAP Energy USA, Inc. subsidiary. Mr. Schreiber also serves as a director of other private companies.

Randy Stein. Mr. Stein has served as a director and the chair of our audit committee since July 2004. Mr. Stein is a self-employed tax and business consultant. From July 2000 until its sale in June 2004, Mr. Stein was a director of Westport Resources Corporation, a Denver based oil and natural gas exploration and development company, where Mr. Stein served as the chair of the audit committee. Mr. Stein served from 2001 through 2005 as a director of Koala Corporation, a Denver based public company engaged in the design, production and marketing of family convenience products, where he served on the audit and compensation committees. Mr. Stein has served as a director and co-chairman of the audit committee of Denbury Resources Inc., a Dallas based, publicly traded, independent oil and gas company, since January 2005. He also was a principal at PricewaterhouseCoopers LLP, formerly Coopers & Lybrand LLP, from November 1986 to June 30, 2000.

Michael E. Wiley. Mr. Wiley has served as a director since January 2005. Mr. Wiley served as Chairman of the Board and Chief Executive Officer of Baker Hughes Incorporated, an oilfield services company, from August 2000 until October 2004. He also served as President of Baker Hughes from August 2000 to February 2004. Mr. Wiley was President and Chief Operating Officer of Atlantic Richfield Company, an integrated energy company, from 1998 through May 2000. Prior to 1998, he served as Chairman, President and Chief Executive Officer of Vastar Resources, Inc., an independent oil and gas company. Mr. Wiley served as a director of Spinnaker Exploration Company from 2001 through 2005. Mr. Wiley is a director of Tesoro Corporation and Post Oak Bank, NA, a trustee of the University of Tulsa and a member of the National Petroleum Council. He also serves on the Advisory Board of Riverstone Holdings LLC.

Board and Committee Meetings

The Board of Directors held five meetings in 2005 and each director participated in at least 75% of those meetings and meetings of the committees on which he served.

The Board maintains an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

We currently have nine directors. Our certificate of incorporation and bylaws provide for a classified board of directors consisting of three classes of directors, each serving staggered three-year terms. As a result, stockholders will elect a portion of our board of directors each year. Class I directors’ terms will expire at the annual meeting of stockholders to be held in 2008, Class II directors’ terms will expire at the annual meeting of stockholders to be held in 2006 and Class III directors’ terms will expire at the annual meeting of stockholders to be held in 2007. The Class I directors are Messrs. Fredrick Barrett, Cornell and Wiley, the Class II directors are Messrs. Fitzgibbons, Harris and Stein, and the Class III directors are Messrs. William Barrett, Jarvis and Schreiber. At each annual meeting of stockholders, the successors to directors whose terms will then expire will be elected to serve from the time of election until the third annual meeting following election. The division of our board of directors into three classes with staggered terms may delay or prevent a change of our management or a change in control.

In addition, our bylaws provide that the authorized number of directors, which shall constitute the entire board of directors, may be changed by a resolution duly adopted by the board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors. Vacancies and newly created directorships may be filled by the affirmative vote of a majority of our directors then in office, even if less than a quorum.

Committees of the Board

Our board of directors currently has an audit committee, a compensation committee and a nominating and corporate governance committee. In February 2006, all the members of these committees were determined by our board of directors to be “independent” under the standards of the New York Stock Exchange and SEC regulations. In making this determination, the board of directors considered the directors’ relationships with the Company, including commercial relationships with and stock ownership by entities affiliated with the directors, and the specific provisions of the NYSE corporate governance standards that would make a director not independent.

Audit Committee. As of April 13, 2006, our audit committee consisted of Messrs. Stein, Fitzgibbons and Schreiber. The board of directors has determined that Mr. Stein is an “audit committee financial expert”, as defined under the rules of the SEC. As required by the standards of the New York Stock Exchange, the audit committee consists solely of independent directors. Our audit committee operates pursuant to a formal written charter. A copy of the Audit Committee Charter is posted on our website at www.billbarrettcorp.com. This committee oversees, reviews, acts on and reports to our board of directors on various auditing and accounting matters including: the selection of our independent accountants, the scope of our annual audits, fees to be paid to the independent accountants, the performance of our independent accountants, our accounting practices, and the selection and performance of personnel performing our internal audit function. In addition, the audit committee oversees our compliance programs relating to legal and regulatory requirements.

During 2005, the Audit Committee held eight meetings. Mr. Stein serves as Chair of the Audit Committee. The Audit Committee’s functions and activities during 2005 are described in more detail below under the heading “Audit Committee Report”.

Audit Committee Report

The following Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other the Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Audit Committee Report by reference therein.

The Audit Committee is appointed by the Board of Directors to assist the Board in monitoring:

•	the integrity of the financial statements of the Company;

•	the Company’s independent public accounting firm’s qualifications and independence;

•	the performance of the Company’s internal audit function and independent public accountants; and

•	the Compliance by the Company with legal and regulatory requirements, including the Company’s internal controls.

Although the Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors, management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls.

The Audit Committee meets regularly with financial management, the Company’s internal auditor and independent auditors to review the financial reporting and accounting practices and financial controls of the Company. The Audit Committee reviews and gives prior approval for fees and non-audit related services of the independent auditor. The internal auditor, independent auditor and independent reserve engineers all have unrestricted access to the Audit Committee and meet with the Audit Committee without management representatives present to discuss the results of their examinations and their opinions. The Audit Committee also has the power to conduct internal audits and investigations, receives recommendations or suggestions for changes in accounting procedures, and may initiate or supervise any special investigations it may choose to undertake. Each year, the Audit Committee approves the selection of a firm of independent auditors.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management and with Deloitte & Touche LLP, the Company’s independent accountants and auditors, the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005. The Audit Committee discussed with the independent auditors, who are responsible for expressing an opinion on the conformity of audited financial statements with generally accepted accounting principles, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended. This included (i) the independent auditors’ judgments as to the quality, not just the acceptability, of the Company’s accounting principles as applied in its financial reporting, (ii) methods used to account for significant unusual transactions, (iii) the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus, (iv) the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditor’s conclusions regarding the reasonableness of those estimates, and (v) that there were no disagreements with management over the application of accounting principles, the basis for management’s accounting estimates and disclosures in the financial statements.

The Audit Committee also received from the Company’s independent auditors the written disclosures and the letter required by Independence Standards Board Standard No. 1 regarding their auditor independence, and has discussed with the independent auditors their independence relative to the Company, including whether the provision of the services by the auditors for matters other than the annual audit and quarterly reviews, including those described below under “Independent Public Accountants—Audit Related Fees”, “—Tax Fees”, and “—All Other Fees”, is compatible with maintaining the independent auditors’ independence. The Audit Committee developed pre-approval policies adopted in January 2005, which pre-approve fees from the independent auditor in several sub-categories of audit fees, audit related fees and tax fees, which are generally subject to a specific budget. The Audit Committee may grant pre-approval to those permissible non-audit services that it believes would not impair the independence of the Company’s principal auditors. The Audit Committee’s pre-approval policies allow for the Audit Committee to delegate its pre-approval authority to one or more of the independent members of the Audit Committee. No services, other than audit and audit-related services, were performed by Deloitte & Touche LLP during the fiscal year ended December 31, 2005. All fees paid for such services to Deloitte & Touche LLP in 2005 were pre-approved by the Audit Committee. The Audit Committee believes that the provision of those services by Deloitte & Touche LLP to the Company and its subsidiaries is compatible with maintaining the principal auditors’ independence.

The Audit Committee discussed with the Company’s independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of the auditors’ examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

The Audit Committee also met with the Company’s internal auditor and the outside consultant that is assisting the Company to document and test its compliance with the provisions of Section 404 of the Sarbanes-Oxley Act concerning management’s responsibility for establishing and maintaining an adequate internal control structure and procedures for financial reporting. The Audit Committee continues to monitor the Company’s compliance with these requirements.

The Audit Committee’s responsibility is to monitor and review the initiatives discussed above. The functions of the Audit Committee members are not intended to certify the activities of management, the internal auditor or the independent auditor. In reliance on the reviews and discussions to which reference is made herein, the Audit Committee recommended that the Board of Directors include the audited financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission.

Respectfully submitted,

Randy Stein, Chair

James M. Fitzgibbons

Philippe S.E. Schreiber

Compensation Committee. As of April 13, 2006, our compensation committee consisted of Messrs. Fitzgibbons, Harris, Jarvis, and Schreiber. As required by the standards of the New York Stock Exchange, the compensation committee consists solely of independent directors. Our compensation committee operates pursuant to a formal written charter. A copy of the Compensation Committee Charter is posted on the Company’s website at www.billbarrettcorp.com. This committee establishes salaries, incentives and other forms of compensation for officers and other employees. Our compensation committee also administers our incentive compensation plans.

The Compensation Committee held six meetings in 2005.

Report Of The Compensation Committee

The Compensation Committee of the Board of Directors consists of Messrs. Fitzgibbons, Harris, Jarvis, and Schreiber. Mr. Harris serves as the Chair of the Compensation Committee. The Compensation Committee establishes salaries, incentives and other forms of compensation for officers and other employees. Our Compensation Committee also administers our incentive compensation plans applicable to all employees, including executive officers. Executive compensation is reviewed and approved annually by the Compensation Committee. In September 2004, the Compensation Committee approved a revised charter governing the Committee’s composition, procedures and responsibilities. The Compensation Committee reviews and assesses the adequacy of its charter on an annual basis. The Compensation Committee Charter is posted on the Company’s website.

The Compensation Committee seeks to encourage growth in the Company’s oil and natural gas reserves, cash flow and profitability and to enhance stockholder value through the creation and maintenance of compensation opportunities that attract and retain committed, highly qualified personnel. To achieve those goals, the Compensation Committee believes that the compensation of all employees, including executive officers, should include the following components:

•	a base salary that is competitive with compensation offered by other oil and natural gas exploration and production enterprises similar to the Company;

•	annual incentive compensation to reward achievement of Company objectives, individual responsibility and productivity, high quality work and impact on Company results, including Company performance and profitability;

•	an opportunity for an individual’s total compensation to exceed industry averages based on outstanding performance in increasing stockholder value; and

•	case-specific compensation plans to accommodate individual circumstances or non-recurring situations as appropriate.

Company Performance. The Company’s financial and operational highlights for the year ended December 31, 2005 are summarized below:

•	The Company had significant exploration success in Uinta, Wind River, and Williston Basins;

•	The Company increased production by 24% over 2004;

•	The Company added approximately 88.1 Bcfe in proved reserves, increasing the Company’s proved reserves by approximately 17% from year-end 2004 and replacing approximately 224% of 2005 production; and

•	The Company’s combined lease operating and gathering and transportation expenses were lower than the Company’s budget for these areas.

Compensation Policies Toward Executive Officers

The Compensation Committee’s executive compensation policies are designed to provide competitive levels of compensation that relate compensation with the Company’s annual and long-term performance goals, reward above average corporate performance, recognize individual initiative and achievements, and assist the Company in attracting and retaining qualified executives. The Compensation Committee attempts to achieve these objectives through a combination of base salary, cash bonus awards, and equity-based incentives including stock option and restricted stock awards. In its consideration of the appropriate methods and levels of compensation for the Company’s senior executives officers, the Committee receives data from specialist independent consultants about compensation practices and levels of compensation used by other companies within the industry.

Base Salary. Executive salaries are reviewed by the Compensation Committee on a yearly basis and are set for individual executive officers based on subjective evaluations of each individual officer’s performance, the Company’s performance, and a comparison to salary ranges for executives of other companies in the oil and gas industry. Through these criteria, the Compensation Committee believes that salaries may be set in a manner that is both competitive and reasonable within the Company’s industry.

Cash Bonus Awards. The Compensation Committee considers on an annual basis whether to pay cash bonuses to some or all of the Company’s employees, including the Company’s executive officers. The Committee approves the total amount of bonuses to all employees and the individual bonuses to each officer. The Compensation Committee believes that the awarding of cash bonuses rewards strong corporate and individual performance. On February 22, 2006, the Compensation Committee of the Board of Directors of the Company approved the payment of bonuses to the Company’s officers, other than J. Frank Keller who had retired on February 1, 2006, and set new salaries for the Company’s officers. The Compensation Committee approved the payment of a bonus to Mr. Keller at its meeting held on December 7, 2005. The amounts of the bonuses were determined at the discretion of the Compensation Committee based on 2005 performance, including the matters discussed above under “—Company Performance”, and were not determined pursuant to a fixed formula.

The Committee established awards for each executive after reviewing the recommendations of the Chief Executive Officer, Chief Operating Officer and Chief Financial Officer, and reviewing peer group compensation data from its consultant. In determining bonuses, among the factors considered by the Committee were the Company’s production for the year, lease operating expenses and gathering expenses on a total and unit of production basis, general and administrative expenses on a total and unit of production basis, and Discretionary Cash Flow, a non-GAAP measure defined as net income (loss) plus depreciation, depletion, amortization and impairment expenses, deferred income taxes, exploration expenses, non-cash stock based compensation, losses (gains) on sale of properties, and certain other non-cash charges. The non-GAAP measure of discretionary cash flow was considered because management and the Committee believe that it provides useful additional information for analysis of the Company’s ability to internally generate funds for exploration, development and acquisitions. In addition, discretionary cash flow is widely used by professional research analysts and others in the valuation, comparison and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions. Discretionary cash flow should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, profitability, cash flow or liquidity measures prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Because discretionary cash flow excludes some, but not all, items that affect net income and net cash provided by operating activities and may vary among companies, the discretionary cash flow amounts presented may not be comparable to similarly titled measures of other companies.

The Committee also considered reserve additions and total reserves at year end 2005, finding and development costs, and the success of the Company’s exploration, drilling and re-completion program. In addition, the Committee considered the compensation levels of other independent exploration and production companies. Awards granted to the named executive officers in February 2006 for the 2005 performance period are presented under “Bonus” in the Summary Compensation Table included in this proxy statement.

Equity Based Compensation. Stock option and restricted share grants are issued to executive officers and other employees of the Company by the Compensation Committee as a means of providing long-term incentive to the Company’s employees. The Compensation Committee believes that stock option and restricted stock grants encourage increased performance by the Company’s employees, including its officers, and align the interests of the Company’s employees with the interests of the Company’s stockholders. Decisions concerning the granting and amounts of stock option and restricted stock awards are made using criteria similar to those used in making decisions concerning cash bonus awards as discussed in the previous section. The Compensation Committee approved option grants to all new employees during 2005 and 2006 so that all employees hold stock or stock options. In February 2006, the Compensation Committee issued stock options and restricted stock to the Company’s officers and other employees. The awards vest 25% on each of the first four anniversaries of the date of grant in order to provide incentive to increase shareholder value and to enhance employee retention.

Employee Retirement Plan. The Company’s employee retirement plan, the 401(k) Plan, was established effective December 1, 2002, and amended effective January 1, 2006, to provide an additional means of attracting and retaining qualified employees. Under the 401(k) Plan, as amended, the Company will contribute on behalf of each employee 100% of the contribution made by that employee, up to a maximum contribution by the Company of 6% of that employee’s gross salary and cash bonus for a particular pay period. One-half of the Company’s matching contribution is paid in cash and one-half is paid in the Company’s common stock. All contributions to the 401(k) Plan are immediately vested. Participation in the 401(k) Plan is at the discretion of each individual employee, and the Compensation Committee is not involved in the administration of the 401(k) Plan.

Chief Executive Officer Compensation. The compensation of the Company’s Chief Executive Officer is determined by the Compensation Committee based on the same considerations as the compensation for other executive officers of the Company as described above. As a result, the compensation of the Company’s Chief Executive Officer is largely dependent upon the overall performance of the Company and enhancement of stockholder value in 2005, including the matters described above under “—Company Performance”, as well as the compensation being paid to the chief executive officers by other relatively comparable companies in the oil and gas industry. The Chief Executive Officer’s long-term compensation from stock options currently held and other equity based compensation that may be granted in the future also is largely dependent upon Company performance.

Compensation Committee

Jeffrey A. Harris, Chair

James M. Fitzgibbons

Roger L. Jarvis

Philippe S. E. Schreiber

Nominating and Corporate Governance Committee. As of April 13, 2006, our nominating and corporate governance committee consisted of Messrs. Cornell, Harris, and Jarvis. As required by the standards of the New York Stock Exchange, this committee consists solely of independent directors. Our nominating and corporate governance committee operates pursuant to a formal written charter. A copy of the charter for the Nominating and Corporate Governance Committee is posted on the Company’s website at www.billbarrettcorp.com. This committee identifies, evaluates and recommends qualified nominees to serve on our board of directors, develops and oversees our internal corporate governance processes and maintains a management succession plan.

The Nominating and Corporate Governance Committee met four times in 2005.

Compensation Committee Interlocks and Insider Participation

The compensation committee consists of Messrs. Fitzgibbons, Harris, Jarvis and Schreiber, all of whom are non-employee directors. None of these individuals has ever been an officer or employee for our company. In addition, none of our executive officers serves as a member of a board of directors or compensation committee of any entity that has one or more executive officers who serve on our board or on our compensation committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the Commission and any exchange or other system on which such securities are traded or quoted, initial reports of ownership and reports of changes in ownership of common shares and other equity securities of the Corporation.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that all reporting obligations of our officers, directors and greater than 10% shareholders under Section 16(a) were satisfied during the year ended December 31, 2005, except one report on Form 4 reporting a sale in November 2005 by Huntington T. Walker, a Senior Vice President, was filed two days late due to the failure of Mr. Walker’s brokerage firm to timely notify the Company of the execution of the sale.

Code Of Business Conduct And Ethics

On September 9, 2004, the Board of Directors adopted the Company’s Code Of Business Conduct And Ethics governing business conduct and relevant actions of the Company’s officers, directors, employees and certain other persons who have relationships or dealings with the Company. The Code Of Business Conduct And Ethics includes our code of ethics for senior financial management. The Code Of Business Conduct And Ethics also sets forth procedures for reporting concerns about accounting, auditing, internal controls, financial or other matters. The Code Of Business Conduct And Ethics also provides a mechanism for reporting any written concerns or questions. Any concerns submitted on an anonymous basis related to financial matters will be directed to the Audit Committee, while any questions relating to any other matter will be directed to the

Company’s legal counsel or Human Resources Department. A copy of the Code of Conduct is posted on the Company’s website at www.billbarrettcorp.com. Any amendment to, or a waiver from, a provision of the Code of Conduct that applies to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller (or persons performing similar functions) is required to be approved by the Audit Committee, will be disclosed in accordance with the relevant rules and regulations of the SEC and will be posted on the Company’s website.

Meetings of Non-Management Directors

In accordance with the NYSE listing standards, our Corporate Governance Guidelines provide, among other things, that the non-managerial directors of the Board of Directors must meet in executive sessions at least every quarter apart from the full Board of Directors. The Board of Directors has established a procedure by which a presiding director is selected for each executive session. The Board of Directors has determined that the presiding director position for such meeting will be rotated among the chairs of the Audit, Compensation and Nominating and Corporate Governance Committees.

Director Nominating Process

Our bylaws (the “Bylaws”) provide that nominations for the election of directors may be made by or at the direction of the Board of Directors, which has directed the Nominating and Corporate Governance Committee to make nominations, or by any stockholder entitled to vote for the election of directors who has complied with the notice procedures of the Bylaws. To be considered, nominations by stockholders generally must be made by notice in writing, delivered or mailed by first class United States mail, postage prepaid, to the Secretary of the Company not less than 60 days nor more than 90 days prior to first anniversary of the date on which the Company first mailed its proxy materials for the previous year’s annual meeting of stockholders. If the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting or if no such meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of (a) the 90th day prior to such annual meeting or (b) the 10th day following the day on which public announcement of the date of such meeting is first made. Each notice of nomination of directors by a stockholder must set forth the following information, which will be considered by the Nominating and Corporate Governance Committee in determining whether to nominate the candidate for consideration for election as a director:

•	the name, age, business address and, if known, residence address of each nominee proposed in the notice;

•	the principal occupation or employment of each such nominee for the five years preceding the date of the notice;

•	the number of shares of stock of the Company that are beneficially owned by each nominee;

•	any arrangement, affiliation, association, agreement or other relationship of the nominee with any stockholder of the Company;

•	any other information required by Regulation 14A under the Securities Exchange Act to be disclosed in solicitations for proxies for the election of nominees for director;

•	the nominee’s written consent to serve as a director if elected; and

•	as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Company’s books, and of such beneficial owner, (ii) the class and number of shares of the Company that are owned beneficially and of record by such stockholder and such beneficial owner, and (iii) whether either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of a sufficient number of holders of the Company’s voting shares to elect such nominee or nominees.

The chairman of any meeting of stockholders may, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with this procedure and that the defective nomination will be disregarded.

Stockholder Communication with the Board of Directors

Stockholders who are interested in communicating directly with the non-management directors, may write the non-management directors at the Company’s corporate headquarters. Similarly, stockholders who would like to communicate directly with the entire Board of Directors may direct their questions or comments to the Board of Directors in care of the corporate Secretary at the Company’s headquarters. Executive officers of the Company may have access to such communications with the Board of Directors except in instances in which the charters of a committee of the Board of Directors or the Company’s Code Of Business Conduct And Ethics requires anonymity.

Board of Directors Member Attendance at Annual Meeting

Although the Company does not have a formal policy regarding attendance by members of the Board of Directors at the Company’s annual meeting of stockholders, the Company encourages directors to attend, and facilitates their attendance at, such meetings.

STOCKHOLDER RETURN PERFORMANCE PRESENTATION

As required by applicable rules of the SEC, the performance graph shown below was prepared based upon the following assumptions:

1. $100 was invested in our common stock at $25.00 per share on December 10, 2004 (the first full trading day following the effective date of the Company’s registration statement filed in connection with the initial public offering of the Company’s common stock), and $100 was invested in each of the Standard & Poors 500 Index and the Standard and Poors Small Cap 600 Index-Energy Sector at the closing price on December 9, 2004.

2. Dividends are reinvested on the ex-dividend dates.

	December 10, 2004(1)	December 31, 2004	December 31, 2005
Bill Barrett Corporation	$100.00	$127.96	$154.44
S&P Small Cap 600-Energy	$100.00	$105.04	$159.85
S&P 500	$100.00	$101.91	$104.97

(1)	December 10, 2004 was the first full trading day following the effective date of the Company’s registration statement filed in connection with the initial public offering of its common stock.

PROPOSAL NO. 2—RATIFICATION OF INDEPENDENT AUDITORS

The Audit Committee of the Board has appointed the firm of Deloitte & Touche LLP, 555 Seventeenth Street, Suite 3600, Denver, Colorado 80202 as the Company’s independent auditors to examine and audit the Company’s financial statements for the year 2006. Services provided to the Company by Deloitte & Touche LLP during 2005 are described under “Fees to Independent Auditors” below. The Audit Committee has considered the audit fees and other fees paid to Deloitte & Touche LLP, as discussed below, and has determined that the payment of such fees is compatible with maintaining the independence of Deloitte & Touche LLP. A representative of Deloitte & Touche LLP will be present at the Annual Meeting with the opportunity to make a statement if he or she desires to do so and will also be available to respond to appropriate questions.

Although ratification by the shareholders is not required by law, the Board has determined that it is desirable to seek shareholder ratification of this appointment in light of the critical role played by independent auditors in maintaining the integrity of financial controls and reporting. Notwithstanding its selection, the Audit Committee, in its discretion, may appoint new independent registered public accountants at any time during the year if the Audit Committee believes that such a change would be in the best interest of the Company and its shareholders. If the shareholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee may reconsider its selection.

Vote Required

Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent auditors for 2006 requires the affirmative vote of a majority of the votes cast.

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP.

Fees to Independent Auditors

Audit Fees

The aggregate fees billed for professional services rendered by Deloitte & Touche LLP for its audit of our annual financial statements, its review of our quarterly financial statements, including our financial statements included in our Registration Statement on Form S-1 in connection with our initial public offering of common stock in December 2004 and Form S-1 in connection with the sale of common stock by selling stockholders in August 2005, and the audit of the Company’s internal controls as required under the Sarbanes Oxley Act of 2002, for the fiscal years 2004 and 2005 were $690,000 and $496,150, respectively.

Audit Related Fees

The aggregate fees billed for professional services rendered by Deloitte & Touche LLP for assurance and related services that are reasonably related to the performance of audit or review of our financial statements for the fiscal years 2004 and 2005 were $48,000 and $4,600, respectively. The 2004 fees were accrued in connection with the audit of the Statements of Revenues and Direct Operating Expenses for the Wind River Acquisition Properties and Piceance Basin Acquisition Properties for our Registration Statement in connection with our initial public offering. The 2005 fees were incurred in connection with the review of the Form S-8 filed in December 2005.

Tax Fees

The aggregate fees billed for professional services rendered by Deloitte & Touche LLP for professional services for tax compliance, tax advice and tax planning for the fiscal years 2004 and 2005 were $49,000 and $0, respectively.

All Other Fees

Not applicable.

Audit Committee Pre-Approval

Our Audit Committee Charter provides that either (i) the Audit Committee shall pre-approve all auditing and non-auditing services of the independent auditor, subject to de minimus exceptions for other than audit, review or attest services that are approved by the Audit Committee prior to completion of the audit; or (ii) that the engagement of the independent auditor be entered into pursuant to pre-approved policies and procedures established by the Audit Committee, provided that the policies and procedures are detailed as to the particular services and the Audit Committee is informed of each service. The Audit Committee pre-approved all of Deloitte & Touche LLP’s fees for audit services in fiscal years 2004 and 2005. Except as indicated above, there were no fees other than audit fees for fiscal years 2004 and 2005, and the auditors engaged performed all the services described above with their full time permanent employees.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the compensation of our chief executive officer and each of our other four most highly compensated executive officers serving as of December 31, 2005 (we refer to these five individuals, collectively, as the named executive officers) for the fiscal years ended December 31, 2005, 2004 and 2003.

		Annual Compensation						Long-term Compensation Awards Securities Underlying Options/SARs (#)(1)
Name and Principal Position	Year	Salary	Bonus		Other Annual Compensation					All Other Compensation(2)
Fredrick J. Barrett Chief Executive Officer and President (3)(4)	2005 2004 2003	$226,857 199,905 154,700	$165,000 125,000 75,000		$	— — —		— 109,641 —			$7,669 6,218 5,768

Thomas B. Tyree, Jr. Chief Financial Officer	2005 2004 2003	$226,857 210,005 183,333	$165,000 125,000 75,000		$	— — 510,288	(5)	— 149,402 246,896			$7,699 6,575 6,000

Francis B. Barron Senior Vice President—General Counsel; and Secretary	2005 2004 2003	$199,664 174,762 —	$120,000 115,000 —	(6)	$	— 24,160 —	(7)	— 50,762 —	(8)		$7,413 5,748 —

William J. Barrett Former Chief Executive Officer (4)	2005 2004 2003	$293,395 263,755 237,500	$300,000 267,500 100,000		$	— — —		— 273,954 —		$	— — —

J. Frank Keller Former Executive Vice President and Chief Operating Officer (3)	2005 2004 2003	$215,626 216,255 201,250	$125,000 125,000 75,000		$	— — —		— 149,402 —			$8,400 8,597 8,870

(1)	The options shown in the table as granted for 2004 include options that were exchanged when we allowed the holders of all outstanding options with an exercise price of $30.28 per share (the “Tranche A Options”), including the named executive officers, to amend those options to provide for an exercise price equal to the price to the public in our initial public offering of $25.00 in December 2004, to decrease the number of shares subject to the options and to shorten the term to December 9, 2011. Each Tranche A Option previously issued to purchase one share of common stock became an option to purchase 0.926 shares. The Tranche A Options initially were issued to Mr. Tyree in 2003, Mr. Barron in 2004 and the other named executive officers in 2002.
(2)	Consists of 401(k) plan matching contributions.
(3)	Mr. Keller served as Chief Operating Officer until Mr. Fredrick J. Barrett was elected to that position effective in June 2005. Mr. Keller retired as Executive Vice President on February 1, 2006.
(4)	Mr. William J. Barrett served as Chief Executive Officer and Chairman of the Board until Mr. Fredrick J. Barrett was elected to those positions effective March 1, 2006. Mr. William J. Barrett informed the Company that he intends to retire as an employee and director on May 17, 2006.
(5)	Consists of $17,648, which was the difference between the purchase price for shares of common stock purchased by Mr. Tyree and the fair market value of those shares, $300,000 for relocation expenses (including travel expenses to search for a house in Colorado, moving expenses, brokerage commissions, real estate transfer taxes and legal fees related to the sale of Mr. Tyree’s residence, and the cost of temporary housing), $15,000 for legal expenses relating to the commencement of employment (including for the negotiation of Mr. Tyree’s terms of employment with us and the terms of his separation from his previous employer), and $177,640 for the reimbursement of income taxes related to expense payments.

(6)	Includes $30,000 paid in the form of a restricted stock grant of 917 shares of common stock at $32.70 per share pursuant to our 2004 Stock Incentive Plan. These shares vest 25% on each of March 9, 2006, 2007, 2008 and 2009 if Mr. Barron continues as an employee on those dates.
(7)	Consists of the difference between the purchase price for Series B preferred stock purchased by Mr. Barron and the fair market value of those shares.
(8)	7,514 of these options were Tranche A Options and were granted on March 4, 2004. These options were exchanged for 6,958 options as described in Note (1) above. Both the initial grant and the exchanged options are included in the table.

Stock Options Granted During 2005

During 2005, the Company did not grant stock options to the named executive officers. In December 2005, the Compensation Committee approved the acceleration of the vesting of options held by Mr. Barrett and Mr. Keller upon their respective retirements in 2006.

Aggregated Option Exercises During 2005 and Option Values at December 31, 2005

The following table sets forth certain information regarding options that the named executive officers exercised during 2005 and the options that those persons held at December 31, 2005.

	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at FY-End (#)		Value of Unexercised In-the-Money Options/SARs at FY-End ($)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Fredrick J. Barrett	—	—	62,626	51,845	$911,698	$765,017
Thomas B. Tyree, Jr.	27,910	856,837	72,141	133,081	$981,839	$3,183,790
Francis B. Barron	—	—	12,520	30,172	$246,728	$566,162
William J. Barrett	172,858	$7,225,222	0	118,486	$0	$1,826,396
J. Frank Keller	64,608	2,657,084	3,397	90,414	$46,233	$1,341,406

Acceleration of Vesting of Options for Retiring Officers

In December 2005, the Compensation Committee approved the acceleration of the vesting of all outstanding options held by Mr. William J. Barrett and Mr. Keller upon their respective retirements in 2006.

Change in Control Severance Protection Agreements

In July 2004, our board of directors approved severance agreements for the named executive officers and other employees in the event that there is both a change in control (as defined in the agreements) of the Company and the person’s employment is terminated within one year after the change in control other than a termination for cause or without good reason, as defined in the agreement. The named executive officers are entitled to receive a severance payment equal to two times their highest cash compensation, including bonus, during any consecutive 12 month period in the three years preceding the termination. This amount is payable in a lump sum. Each named executive officer also is entitled to accelerated vesting of all unvested stock options and accelerated lapsing of all restrictions on restricted stock grants upon the occurrence of the change in control, regardless of whether the named executive officer is terminated. Each named executive officer also will receive continuation of all life, disability, accident and health insurance for 36 months after termination, or reasonably equivalent benefits, as well as outplacement services to assist in obtaining new employment. Each agreement automatically expires if a change in control has not occurred within a 10-year period, and may be renewed for successive one-year periods by written agreement of the parties.

Indemnification Agreements

We have entered into an indemnification agreement with each of our directors and executive officers. These agreements require us, among other things, to indemnify our directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers, to advance their expenses incurred as a result of a proceeding as to which they may be indemnified, and to cover them under any directors’ and officers’ liability insurance policy we choose, in our discretion, to maintain. These indemnification agreements are intended to provide indemnification rights to the fullest extent permitted under applicable indemnification rights statutes in the State of Delaware and will be in addition to any other rights that the indemnitee may have under our certificate of incorporation, bylaws and applicable law.

Director Compensation

Our directors who are not employees of the Company and who were not previously nominated by the investors in our Series B preferred stock (“Outside Directors”) receive an annual retainer of $25,000 and a meeting attendance fee of $1,000 for each board and committee meeting attended. The chair of the audit committee receives an additional annual retainer of $15,000 and a meeting attendance fee of $1,000 for substantive meetings with management and auditors, the chair of the compensation committee receives an additional annual retainer of $10,000, and the chairs of other committees receive an additional annual retainer of $5,000. In July 2004, our compensation committee determined that the Outside Directors should receive equity compensation under our 2004 Stock Incentive Plan with a value at the date of award or grant of approximately $80,000 per year in the form of stock options, restricted stock and/or other equity grants. In July 2004, the Compensation Committee determined that the first grant to Outside Directors would be in the form of options to purchase 10,000 shares of common stock effective upon the completion of our initial public offering with an exercise price equal to the price to the public in the initial public offering. The number of shares underlying the options was based on the estimated initial public offering price at that time. When the initial public offering price, and therefore the Black-Scholes value of the 10,000 options, increased, the Committee did not reduce the number of options granted upon the completion of the initial public offering. When Mr. Wiley was elected as an Outside Director in January 2005, the Compensation Committee approved granting him options to purchase 10,000 shares of common stock at an exercise price equal to the closing sales price on the New York Stock Exchange on the last trading day prior to his election in accordance with the 2004 Stock Incentive Plan. All these options vest 25% on each of the first four anniversaries of the date of grant, and terminate on the seventh anniversary of the date of grant. All directors are reimbursed for all reasonable out-of-pocket expenses incurred in attending meetings of the board of directors. In December 2005, the compensation committee determined grants of equity compensation to new Outside Directors as well as the equity portion of compensation paid to Outside Directors each year would be in the form of options to purchase 10,000 shares of common stock with an exercise price equal to the fair market value of the common stock on the day before the election of the new Outside Director or the date of grant.

During 2005, the non-management directors received the following cash compensation:

Name	Annual Retainer for Serving as a Director	Annual Retainer for Serving as Committee Chair	Meeting Attendance Fees	Total Cash Compensation
Henry Cornell	—	—	—	—
Jeffrey A. Harris	—	—	—	—
Roger Jarvis	$25,000	—	$15,000	$40,000
James M. Fitzgibbons	$25,000	—	$20,000	$45,000
Philippe S.E. Schreiber	$25,000	—	$20,000	$45,000
Randy Stein	$25,000	$15,000	$14,000	$54,000
Michael E. Wiley	$25,000	$2,292	$11,000	$38,292

BENEFICIAL OWNERS OF SECURITIES

The following table and footnotes show information as of February 28, 2006, except as otherwise noted, regarding the beneficial ownership of our common stock by:

•	each stockholder known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock;

•	each member of our board of directors and each of our named executive officers; and

•	all members of our board of directors and our named executive officers as a group.

Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Unless otherwise indicated, the address for each person set forth in the table is c/o Bill Barrett Corporation, 1099 18th Street, Suite 2300, Denver, Colorado 80202.

In calculating the number of shares beneficially owned by each person and the percentage owned by each person, we assumed that all shares issuable upon exercise of options on or prior to April 30, 2006 are exercised by that person. The total number of shares outstanding used in calculating the percentage owned assumes no exercise of options held by other persons.

Name of Beneficial Owner	Number of Common Shares Beneficially Owned		Percentage of Outstanding Common Shares Beneficially Owned (1)
5% Stockholders:
Warburg Pincus Private Equity VIII, L.P 466 Lexington Avenue New York, NY 10017	10,081,278	(2)	23.0%
The Goldman Sachs Group, Inc. 85 Broad Street New York, NY 10004	2,768,665	(3)	6.3%
State Farm Mutual Automobile Insurance Co. One State Farm Plaza Bloomington, IL 61710	3,241,567	(4)	7.4%
T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, MD 21202	4,351,997	(5)	9.9%
Executive Officers and Directors:
Fredrick J. Barrett	259,267	(6)	*
Thomas B. Tyree, Jr.	368,575	(7)	*
Francis B. Barron	41,109	(8)	*
William J. Barrett	1,098,835	(9)	2.5%
J. Frank Keller	434,232	(10)	1.0%
Philippe S.E. Schreiber	51,826	(11)	*
Henry Cornell	2,768,665	(3)	6.3%
Jeffrey A. Harris	10,081,278	(2)	23.0%
James M. Fitzgibbons	26,085	(12)	*
Roger Jarvis	30,741	(13)	*
Randy Stein	3,000	(12)	*
Michael E. Wiley	4,500	(12)	*
All executive officers and directors as a group (21 persons)	16,292,245 (7 (11 (14	(2)(3)(4)(5)(6) )(8)(9)(10) )(12)(13) )	36.5%

*	Less than 1%
(1)	Based on an aggregate of 43,837,395 shares of common stock issued and outstanding as of February 28, 2006.
(2)	Consists of shares directly owned by Warburg Pincus Private Equity VIII, L.P., including three related limited partnerships. Warburg Pincus & Co. serves as the sole general partner of Warburg Pincus Private Equity VIII, L.P. and that limited partnership is managed by Warburg Pincus LLC. Our director, Jeffrey A. Harris, is a general partner of Warburg Pincus & Co. and a member and managing director of Warburg Pincus LLC. All shares indicated owned by Mr. Harris are included because of his affiliation with the Warburg Pincus entities. Mr. Harris disclaims beneficial ownership of all the shares of common stock held by Warburg Pincus Private Equity VIII, L.P. and its affiliates. The 10,081,278 shares are included three times in the table under the beneficial ownership of each of Mr. Harris, Warburg Pincus Private Equity VIII, L.P. and all executive officers and directors as a group.
(3)	The Goldman Sachs Group, Inc., which we refer to as GS Group, and certain affiliates, may be deemed to own beneficially and indirectly in the aggregate 2,768,665 shares of common stock which are owned directly or indirectly by investment partnerships, of which affiliates of Goldman Sachs and GS Group are the general partner or managing general partner. We refer to these investment partnerships as the GS Limited Partnerships. Goldman Sachs is the investment manager of certain of the GS Limited Partnerships. Our director Henry Cornell is a managing director of Goldman Sachs. Mr. Cornell, Goldman Sachs and GS Group each disclaims beneficial ownership of the shares owned directly or indirectly by the GS Limited Partnerships, except to the extent of their pecuniary interest therein, if any. The shares are included three times in the table under the beneficial ownership of each of Mr. Cornell, GS Group and all executive officers and directors as a group.
(4)	Based on information included in a Schedule 13G filed with the Securities Exchange Commission (“SEC”) on February 2, 2006.
(5)	Based on information included in a Schedule 13G filed with the SEC on February 10, 2006.
(6)	Includes 62,626 common shares issuable upon exercise of options that have vested or that will vest on or before April 30, 2006 and 29.43 shares in Mr. Barrett’s Company 401(k) account.
(7)	Includes 119,931 common shares issuable upon exercise of options that have vested or that will vest on or before April 30, 2006 and 29.43 shares in Mr. Tyree’s Company 401(k) account.
(8)	Includes 16,327 common shares issuable upon exercise of options that have vested or that will vest on or before April 30, 2006, 878 shares held by Mr. Barron as custodian for his minor children, 229 restricted shares that vest on March 9, 2006, and 25.77 shares in Mr. Barron’s Company 401(k) account.
(9)	Includes 118,486 common shares issuable upon exercise of options held by Mr. Barrett, the vesting of which will be accelerated upon Mr. Barrett’s retirement. Includes 384,676 shares owned by a limited liability limited partnership in which Mr. Barrett is the general partner.
(10)	Includes 90,414 common shares issuable upon exercise of options held by Mr. Keller, all of which have vested, and 76.37 shares in Mr. Keller’s Company 401(k) account.
(11)	Includes 24,301 common shares issuable upon exercise of options that have vested or that will vest on or before April 30, 2006. Includes 21,085 shares owned by Mr. Schreiber’s spouse.
(12)	Includes 2,500 common shares issuable upon exercise of options that have vested or that will vest on or before April 30, 2006.
(13)	Includes 26,448 common shares issuable upon exercise of options that have vested or that will vest on or before April 30, 2006.
(14)	Includes 798,275 common shares issuable upon exercise of options that have vested or that will vest on or before April 30, 2006 for all directors and executive officers as a group.

Equity Compensation Plan Information

The following table provides aggregate information presented as of December 31, 2005 with respect to all compensation plans under which equity securities are authorized for issuance.

Plan Category	(a) Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Averaged Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by shareholders	2,663,775	$25.11	3,100,213
Equity compensation plans not approved by shareholders	—	—	—

Total	2,663,775	$25.11	3,100,213

TRANSACTIONS BETWEEN THE COMPANY AND RELATED PARTIES

This section describes the transactions we have engaged in with our current, past and nominated directors and current and past officers and persons known by us to be the beneficial owners of 5% or more of our common stock since January 1, 2005, which is the beginning of our last fiscal year.

Mr. Cornell, a director of the Company, is a managing director of Goldman Sachs. Mr. Cornell initially was nominated as a director pursuant to the stockholders’ agreement and stock purchase agreement dated March 28, 2002, relating to the sale of the Series B preferred stock, pursuant to which certain affiliates of Goldman Sachs purchased a total of 14,000,000 shares of the Series B preferred stock for $5.00 per share for a total purchase price of $70,000,000. J. Aron & Company, an affiliate of Goldman Sachs, is the counterparty to certain of the Company’s natural gas and oil hedge transactions. In management’s opinion, the swap and collar terms were provided on terms at least as favorable to the Company as could be obtained from non-related sources.

Mr. Richard Aube, a director of the Company until May 2005, was until July 2005 a Partner of J.P. Morgan Partners LLC, a company affiliated with the lead arranger and agent for our revolving credit facility. In management’s opinion, the terms obtained through the credit facility were provided on terms at least as favorable to the Company as could be obtained from non-related sources. Affiliates of J.P. Morgan Partners have provided commercial banking and related financial services to us in the past and are expected to provide similar services in the future. Mr. Aube was elected as the J.P. Morgan Entities’ (as defined below) nominee on our board of directors pursuant to the stockholders’ agreement and Series B stock purchase agreement, relating to the sale of the Series B preferred stock, pursuant to which the J.P. Morgan Entities purchased 10,000,000 shares of the Series B preferred stock for $5.00 per share for a total purchase price of $50,000,000. JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Partners, is a counterparty to certain of the Company’s natural gas and oil hedge transactions. In management’s opinion, the swap and collar terms were provided on terms at least as favorable to the Company as could be obtained from non-related sources.

Mr. Harris, a director of the Company, is a member and serves as a Managing Director at Warburg Pincus LLC. Mr. Harris initially was nominated as a director pursuant to the stockholders’ agreement and Series B stock purchase agreement, relating to the sale of the Series B preferred stock, pursuant to which an affiliate of Warburg Pincus purchased 22,000,000 shares of Series B preferred stock for $5.00 per share for a total purchase price of $110,000,000.

Investments in the Company

In January 2002, the Company issued 1,800,548 shares of common stock to employees for $370,000 for the Company’s initial funding. In connection with the Series B preferred stock purchase agreement entered into in

March 2002, all our stockholders prior to our initial public offering were required to become parties to a stockholders’ agreement originally entered into on March 28, 2002. The stockholders’ agreement contains provisions concerning the appointment of directors, limitations on certain corporate activities, the issuance and transfer of securities, and the vesting of shares of common stock issued to employees in January 2002. These shares were subject to vesting requirements as to the length of service with the Company (20% vested on each of January 31, 2002, 2003, 2004, 2005, and 2006, with all shares vesting upon an employee’s reaching the age of 75), which is referred to as “Time Vesting”, and also were subject to vesting requirements as to the amount of proceeds received by the Company from sales of Series B preferred stock to the investors in our Series B preferred stock, pursuant to the Series B stock purchase agreement entered into in March 2002, which is referred to as “Dollar Vesting”. These management shares vested at the later to occur of Time Vesting and Dollar Vesting. Vesting stops upon the occurrence of a liquidation event with respect to the Company, as defined in the agreement, or the sale of the Company. Because the investors purchased all the Series B preferred stock that give rise to Dollar Vesting and Time Vesting was completed on January 31, 2006, the common stock acquired by employees is completely vested. The stockholders’ agreement terminated upon the closing of our initial public offering except for the provisions concerning the vesting of the common stock issued to management and requiring transfers of shares held by parties to the agreement to be made in accordance with applicable securities laws.

Registration Rights Agreements

Agreement with Series B Preferred Stock Investors

On March 28, 2002, we entered into a registration rights agreement with the holders of our Series B preferred stock who purchased 51,000,000 shares pursuant to the stock purchase agreement dated March 28, 2002. Pursuant to the registration rights agreement, we have agreed to register the transfer of the 23,370,233 shares of our common stock, which are referred to in the agreement as the “registrable securities”, they received upon conversion of their Series B preferred stock immediately prior to the completion of our initial public offering, under certain circumstances. These holders include (directly or indirectly through subsidiaries or affiliates), among others, The Goldman Sachs Group, Inc., the J.P. Morgan Entities and Warburg Pincus Private Equity VIII, L.P.

Demand Registration Rights. Each stockholder who is the holder of (1) more than 10% of our then outstanding common stock, (2) common stock with an aggregate current market value of at least $50,000,000 or (3) stockholders holding at least 60% of the shares of common stock shall have the right to require us by written notice to register a specified number of shares in accordance with the Securities Act and the registration rights agreement. Until we are eligible to use Form S-3 for registration under the Securities Act, each qualified holder has the right to request up to two registrations. Once we are eligible to use Form S-3 for registration, each qualified holder has the right to request up to five registrations, minus any demand registration rights exercised prior to that date. Nevertheless, in no event shall more than one demand registration occur during any six-month period or within 120 days after the effective date of a registration statement, provided that no demand registration may be prohibited for that 120-day period more than once in any 12-month period.

Piggy-back Registration Rights. We propose to file a registration statement under the Securities Act with respect to an offering of common stock (subject to certain exceptions), whether or not for our own account, then we must give at least 30 days’ notice prior to the anticipated filing date to all holders of registrable securities to allow them to include a specified number of their shares in that registration statement. We will be required to maintain the effectiveness of that registration statement until the earlier of 120 days after the effective date and the consummation of the distribution by the participating holders.

Conditions and Limitations; Expenses. The registration rights are subject to certain conditions and limitations, including the right of the underwriters to limit the number of shares to be included in a registration and our right to delay or withdraw a registration statement under certain circumstances. We will generally pay all registration expenses in connection with a demand registration or a registration on Form S-3, regardless of whether a registration statement is filed or becomes effective.

Management Rights Agreement

We entered into a management rights agreement with each of the Goldman entities, the J.P. Morgan Entities and Warburg Pincus Private Equity VIII, L.P., who purchased our Series B preferred stock pursuant to the stock purchase agreement. Under the terms of this agreement, each of these investors is entitled to (1) consult with and advise us on significant business issues, (2) examine our records, subject to customary confidentiality restrictions on the use of such information, and (3) be notified of and attend all meetings of the board in a non-voting advisory capacity and receive all materials distributed to board members. The parties to the management rights agreement do not receive compensation under the agreement. Each respective agreement will terminate upon the date on which the relevant investor owns less than five percent of our capital stock.

Regulatory Sideletter

On March 28, 2002, we entered into a regulatory sideletter with J.P. Morgan Partners (BHCA), L.P., an affiliate of J.P. Morgan Chase & Co. and a regulated entity, which, together with related entities, which previously held more than 5% of our common stock. J.P. Morgan Partners (BHCA), L.P.’s affiliate was a joint-lead manager in our initial public offering. Under the terms of this sideletter, we agreed to cooperate with J.P. Morgan Partners (BHCA), L.P. in all reasonable respects to assist its regulatory compliance in connection with legal restrictions, including banking regulations, on the type and terms of its investment in our securities, including conversion to nonvoting securities. This sideletter terminated when J.P. Morgan Partners (BCHA), L.P. owned less than 5% of our capital stock.

OTHER BUSINESS

The Board of Directors is not aware of any other matters that are to be presented at the annual meeting, and it has not been advised that any other person will present any other matters for consideration at the meeting. Nevertheless, if other matters should properly come before the annual meeting, the stockholders present, or the persons, if any, authorized by a valid proxy to vote on their behalf, shall vote on such matters in accordance with their judgment. See below, “Proposals By Individual Stockholders; Discretionary Authority To Vote Proxies.”

PROPOSALS BY INDIVIDUAL STOCKHOLDERS; DISCRETIONARY AUTHORITY TO VOTE PROXIES

In order to be considered for inclusion in our proxy statement and form of proxy relating to the next annual meeting of stockholders following the end of our 2006 fiscal year, proposals by individual stockholders must be received by us no later than December 19, 2006. Stockholder proposals also must comply with certain SEC rules and regulations.

Proposals that are not included in our proxy statement will be considered timely and may be presented at next year’s annual meeting only if the advance notice provisions of our Bylaws are satisfied. To be considered, proposals by stockholders generally must be made by notice in writing, delivered or mailed by first class United States mail, postage prepaid, to the Secretary of the Company not less than 60 days nor more than 90 days prior to first anniversary of the date on which the Company first mailed its proxy materials for the previous year’s annual meeting of stockholders. If the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting or if no such meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of (a) the 90th day prior to such annual meeting or (b) the 10th day following the day on which public announcement of the date of such meeting is first made. A stockholder must also comply with certain other provisions of our Bylaws. A description of the procedures that must be followed by stockholders submitting proposals to nominate directors is described in greater detail above under “Proposal No. 1—Election of Directors.” For a copy of our Bylaws, please contact our Corporate Secretary at 1099 18TH Street, Suite 2300, Denver, Colorado 80202.

AVAILABILITY OF REPORTS ON FORM 10-K

UPON WRITTEN REQUEST, THE COMPANY WILL PROVIDE, WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2005 TO ANY OF THE COMPANY’S STOCKHOLDERS OF RECORD, OR TO ANY STOCKHOLDER WHO OWNS OUR COMMON STOCK LISTED IN THE NAME OF A BANK OR BROKER AS NOMINEE, AT THE CLOSE OF BUSINESS ON APRIL 3, 2006. ANY REQUEST FOR A COPY OF OUR ANNUAL REPORT ON FORM 10-K SHOULD BE MAILED TO THE SECRETARY, BILL BARRETT CORPORATION, 1099 18th STREET, SUITE 2300, DENVER, COLORADO 80202, (303) 293-9100.

This notice and proxy statement are sent by order of the Board of Directors.

Dated: April 13, 2006	Francis B. Barron
Corporate Secretary

* * * * *

PROXY	PROXY

For the Annual Meeting of Stockholders of

BILL BARRETT CORPORATION

Proxy Solicited on Behalf of the Board of Directors

The undersigned stockholder of Bill Barrett Corporation (the “Corporation”) hereby appoints Fredrick J. Barrett and Francis B. Barron, or either of them, or                                                   (stockholders may strike the person(s) designated by the management of the Corporation and insert the name and address of the person(s) to vote the proxy and mail the proxy to the named proxy holder(s)) as proxies with full power of substitution to vote or otherwise represent all the shares of the undersigned with all of the powers which the undersigned would possess if personally present and voting such shares at the Annual Meeting of Stockholders of the Corporation, to be held at The Westin Tabor Center Hotel, 1672 Lawrence Street, Denver, Colorado 80202, on May 17, 2006 at 9:30 a.m. (Denver time), or any adjournments thereof, on the following matters. The undersigned hereby revokes any proxy previously given with respect to such shares.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder.

Unless contrary instructions are given, the shares represented by this proxy will be voted FOR each of the nominees set forth in Item 1 and FOR Item 2, and, in the discretion of the proxy holders, on any other business as may properly come before the meeting or any adjournment(s) or postponement(s) thereof. This proxy is solicited on behalf of the Board of Directors of Bill Barrett Corporation.

(Continued and to be signed on the reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

1.	Election of each of the following Class II directors to hold office until the annual meeting of stockholders to be held in the year 2009 and thereafter until his successor is duly elected and has qualified:

	Class II Directors 01 James M. Fitzgibbons, 02 Jeffrey A. Harris, 03 Randy Stein	FOR all the nominees listed (except as marked on the line below) ☐	WITHHOLD AUTHORITY to vote for all nominee(s) listed ☐

Withheld for the nominees you list below: (Write that nominee’s name in the space provided below.)

2.	Proposal to ratify the appointment of Deloitte & Touche LLP as independent auditors for the year ending December 31, 2006.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.	FOR ☐	AGAINST ☐	ABSTAIN ☐

EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE, DATE, SIGN AND RETURN THIS PROXY IN THE ACCOMPANYING ENVELOPE.

Please Mark Here for Address Change or Comments SEE REVERSE SIDE    [    ]

Date:

Signature

Signature

(Please sign exactly as shown on your stock certificate and on the envelope in which this proxy was mailed. When signing as partner, corporate officer, attorney, executor, administrator, trustee, guardian, etc., give full title as such and sign your own name as well. If stock is held jointly, each joint owner should sign.)

2

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/bbg Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Telephone 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,

you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement

on the Internet at www.billbarrettcorp.com

You can now access your Bill Barrett Corporation account online.

Access your Bill Barrett Corporation stockholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, Transfer Agent for Bill Barrett Corporation, now makes it easy and convenient to get current information on your stockholder account.

• View account status • View certificate history • View book-entry information	• View payment history for dividends • Make address changes • Obtain a duplicate 1099 tax form • Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect® is a registered trademark of Mellon Investor Services LLC

Shares held in the 401K Plan cannot be viewed on ISD.